CLOVER COMMUNITY BANKSHARES, INC.




September 15, 2005




Dear Shareholder:

As always, the Board of Directors and management looks for ways to give you the best return for your investment. The purpose of this letter is to explain an endeavor that we think will support that statement. THIS IS IMPORTANT TO EACH OF YOU SINCE IT WILL AFFECT YOUR STOCK IN CLOVER COMMUNITY BANKSHARES. I have tried to summarize a sequence of events that led us to where we are today regarding this important matter.

In 1987 when the Bank was chartered, the community was involved and over 500 members of the community purchased stock in the new community bank, raising approximately $3.4 million in capital. However, having 500 or more shareholders made the Bank a public company subject to filings with the FDIC, and later, the Securities Exchange Commission, as if we were a big corporation. The fact that we file with the SEC adds no real value to your stock and neither does it provide a market for your stock. It means we pay attorneys and accountants that specialize in filings for public companies to review and file reports quarterly and annually. This takes management's time and considerable expense without a corresponding benefit to you as a shareholder. We spend approximately $100,000 annually to perform this function for the simple reason that we have more than 500 shareholders.

The Board has considered various options over the years to remedy this situation. The only way to remedy being a public company once you have 500 shareholders is to reduce the number of shareholders to less than 300. In order to do this, it meant that many of our smaller shareholders would be forced to sell their stock. We were too grateful for the support and trust of all of our shareholders and did not pursue this option.

After the corporate scandals of the recent years, Congress decided that corporations needed to be more accountable and they passed the Sarbanes-Oxley Act of 2002. The requirements and costs of compliance are substantial. In addition to the approximately $100,000 we currently spend each year on compliance, we anticipate that we will spend an additional $150,000 in 2006 in preparation for an internal controls audit under the Act. These are costs we incur simply because we are a public company. We are a highly regulated industry as it is and the safety and soundness of a bank is in no way related to being a public company.

Recently, it came to our attention that we could create another class of stock and take the Bank to a private company status, allowing us to eliminate the burdens of filing with the SEC and avoid


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the high cost of the new requirements. We could reduce the number of shareholders of the existing common stock to less than 300 and have a new preferred class of stock for those owning less than 800 shares, thus creating fewer than 500 shareholders in the new preferred class. This would allow the Bank to become a private company. The preferred class of stock would have some distinct characteristics from common stock. They are as follows:

     - A 5% dividend premium paid to the preferred class as compared to the common stock.

     - Preferred shareholders would become nonvoting shareholders except on a proposal for the sale of the Bank, in which case the preferred shares would vote with the common stock as a single class, with one vote per share.

     -    Liquidation preference to the preferred class should the Bank fail.

The following would relate to both classes of stock:

     - Preferred stock shareholders and common stock shareholders would receive the same price for their stock in the event the bank should ever be sold.

     - To ensure that the number of shareholders in each class of stock does not increase to a point requiring us to register with SEC again (preferred 500/common 300), the company will have a right of first refusal that will entitle the company to purchase shares of stock in each class in the event of a proposed transfer of the stock by gift, will or sale. In the case of a proposed stock sale by a shareholder, the repurchase price will be the same as the price offered to the shareholder by a qualified third-party purchaser. In other cases, the repurchase price will be equal to the fair market value of the stock as determined in good faith by the disinterested members of the board of directors, with an opportunity for the transferring shareholder to request an independent appraisal in the event of a disagreement with the board's determination.

     - As a separate matter, the board plans to eliminate the dividend reinvestment plan because the pricing provisions of the plan are inconsistent with shareholder value in the current market. The board is entitled to take this action without shareholder approval and plans to do so regardless of whether the reclassification is approved.

YOU DO NOT NEED TO TURN IN YOUR STOCK CERTIFICATE(S) OR TAKE ANY OTHER ACTION RIGHT NOW. We must submit a proxy statement for review by the Securities Exchange Commission in order to go private under the proposed terms. Upon completion of SEC review, we will mail you the proxy statement, which will contain more detailed information about the proposal, and hold a special shareholders' meeting to vote on the amendments to the articles of incorporation that will effect the reclassification. In conversation you will hear this referred to as "going private" and/or the "stock reclassification."

The Board has approved this transaction because we think it is a prudent
management of capital.   We have put much time and thought into this and we take
our job seriously in managing your


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company. We realize the decision is ultimately yours and we hope that you agree with us. We appreciate the opportunity to serve you. See below for additional legal information.


Sincerely,

/s/ Gwen M. Thompson               /s/ Herbert Kirsh
President & CEO                    Chairman of the Board


Additional  Information About the Proxy Statement
-------------------------------------------------

We plan to file a preliminary proxy statement regarding the reclassification described above with the SEC and will file a definitive proxy statement upon completion of SEC review. Before making any voting decisions, shareholders are urged to read the proxy statement carefully in its entirety when it becomes available, as it will contain important information about the reclassification. A definitive proxy statement will be sent to the shareholders of the Company seeking their approval of the reclassification. Investors and shareholders may obtain free copies of the preliminary and definitive proxy statements, when they become available, and other documents filed with, or furnished to, the SEC by the Company at the SEC's website at http://www.sec.gov. Copies of the proxy statement and other documents filed with the SEC may also be obtained for free from the Company by directing a written request to Clover Community Bankshares, Inc.,124 North Main Street, Clover, SC 29710, attn: Gerald L. Bolin, Executive Vice President and Chief Operation Officer, telephone (803) 222-7660.

Clover Community Bankshares, Inc., its directors, executive officers and certain members of management and employees may be soliciting proxies from shareholders in favor of approval of the reclassification. Information regarding such officers and directors is included in the Company's Proxy Statement for the 2005 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A on March 29, 2005.


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